Exhibit 99.1

PRESS RELEASE

Company Contacts:	Investor Contact:
Jennifer Crane	Mark Hood
Crossroads Systems	Crossroads Systems
jcrane@crossroads.com	mhood@crossroads.com
512.928.6897	512.928.7330

Press Contact:
Matthew Zintel
Zintel Public Relations
matthew.zintel@zintelpr.com
281.444.1590

FOR IMMEDIATE RELEASE

Crossroads Systems Reports Fiscal Third Quarter 2014 Financial Results

AUSTIN, Texas – September 9, 2014 – Crossroads Systems, Inc. (NASDAQ: CRDS), a global provider of data archive solutions, reported financial results for its fiscal third quarter ended July 31, 2014.

Revenue for fiscal Q3 2014 was $2.1 million, a decrease of 25 percent from $2.8 million in the same quarter a year ago. The decrease is primarily attributable to a decrease in the company’s OEM SPHiNX business. StrongBox revenue also decreased compared to Q3 2013, which included one-time payments from both FujiFilm and Iron Mountain for custom development agreements. Gross profit for fiscal Q3 2014 was $1.7 million, or 79 percent of total revenue, as compared to $2.1 million, or 75 percent of total revenue, in the same quarter a year ago.

Operating expenses for fiscal Q3 2014 totaled $3.4 million as compared to $5.7 million in the same period a year ago, a decrease of 41 percent, due to employee and operating expense reductions. The Company has continued to closely monitor expenses resulting in an additional $0.3 million decrease from Q2 2014 to Q3 2014.

Net loss available to common stockholders for fiscal Q3 2014 totaled $2.4 million or $0.16 loss per share, compared to a net loss available to common stockholders of $4.1 million or $0.34 loss per share in the same quarter a year ago.

At July 31, 2014, cash and cash equivalents decreased $3.6 million to $7.1 million from $10.7 million in the previous quarter. Payments to Fortress this quarter totaled $3.0 million, including an optional principal payment of $2.0 million.

Management Commentary

Richard K. Coleman, Jr., President and CEO at Crossroads Systems, said, “Crossroads completed pivotal product enhancements this quarter. StrongBox is now capable of disrupting the economics of virtually any enterprise storage environment. Despite declines in our legacy OEM product sales, we are confident that our future product and IP licensing revenues will provide strong returns for our investors.”

Conference Call Information

Crossroads will hold a conference call on Tuesday, September 9, 2014 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss the financial results. President and CEO Richard K. Coleman, Jr., CFO Jennifer Crane, and EVP of Corporate Development, Mark Hood will host the call. A question and answer session will follow management's presentation.

Date: Tuesday, September 9, 2014

Time: 4:30 p.m. Eastern Time (3:30 p.m. Central Time)

Dial-In Number: (877) 221-8809

International: (706) 679-8667

Conference ID: 80133243

To access the live or recorded webcast, visit:

https://engage.vevent.com/rt/crossroadssystems_ao~090914

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. For those unable to listen to the live call, a webcast replay of the call will be available from the day after the call in the Investor Relations Events & Presentations section of the Crossroads website.

About Crossroads Systems

Crossroads Systems, Inc. (NASDAQ: CRDS) is a global provider of data archive solutions. Through the innovative use of new technologies, Crossroads delivers customer-driven solutions that enable proactive data security, advanced data archiving, optimized performance and significant cost-savings. Founded in 1996 and headquartered in Austin, TX, Crossroads has been awarded more than 100 patents and has been honored with numerous industry awards for data archiving, storage and protection. Visit www.crossroads.com.

Important Cautions Regarding Forward-Looking Statements
This press release includes forward-looking statements that relate to the business and expected future events or future performance of Crossroads Systems, Inc. and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. Forward-looking statements include, but are not limited to, statements about Crossroads Systems' ability to implement its business strategy, including the transition from a hardware storage company to a software solutions and services provider, its ability to expand its distribution channels, its ability to maintain or broaden relationships with existing distribution channels and strategic alliances and develop new industry relationships, the performance of third parties in its distribution channels and of its strategic alliances, the potential market for our data storage products, changes in the fair value of its derivative instruments and its ability to achieve or maintain profitability. The future performance of Crossroads Systems may be adversely affected by the following risks and uncertainties: uncertainties relating to product development and commercialization, uncertain market acceptance of Crossroads Systems products, including StrongBox, intense competition in the data protection and storage markets, variations in quarterly results and a consequence of unpredictable sales cycles and other factors, the ability to obtain, maintain or protect patent and other proprietary intellectual property rights, developments in litigation to which we may be a party, technological change in the industry, future capital requirements, regulatory actions or delays and other factors that may cause actual results to be materially different from those described or anticipated by these forward-looking statements. For a more detailed discussion of these factors and risks, investors should review Crossroads Systems’ reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, which can be accessed through the SEC’s website or by clicking “SEC Filings” on the company’s Investor Relations website at http://investors.crossroads.com. Forward-looking statements in this press release are based on management's beliefs and opinions at the time the statements are made. Crossroads Systems undertakes no duty to update this information to reflect future events, information or circumstances.

©2014 Crossroads Systems, Inc., Crossroads and Crossroads Systems are registered trademarks of Crossroads Systems, Inc. All trademarks are the property of their respective owners. All specifications are subject to change without notice.

*Tables Attached*

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	July 31,	October 31,
ASSETS	2014	2013
	(Unaudited)
Current assets:
Cash and cash equivalents	$6,810	$7,795
Restricted cash	270	-

Total cash, cash equivalents and restricted cash	7,080	7,795

Accounts receivable, net of allowance for doubtful
accounts of $104 and $94, respectively	2,002	2,301
Inventory	296	313
Prepaid expenses and other current assets	486	694

Total current assets	9,864	11,103

Property and equipment, net	581	1,031
Other assets	91	256

Total assets	$10,536	$12,390

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$818	$1,066
Accrued expenses	1,174	2,095
Deferred revenue	1,048	1,090
Current portion of long term debt, net of debt discount	3,116	1,605

Total current liabilities	6,156	5,856

Long term debt, net of debt discount	2,573	6,984
Long term derivative liability	-	772
Other long term liabilities	368	299

Convertible preferred stock, $0.001 par value, 25,000,000 shares authorized,
4,231,154 shares issued and outstanding, net at October 31, 2013 (transferred
to stockholders equity as of April 30, 2014)(Note 8)	-	6,394

Stockholders' equity (deficit):
Common stock, $0.001 par value, 75,000,000 shares authorized,
15,334,103 and 11,949,937 shares issued and outstanding, respectively	15	12
Convertible preferred stock, $0.001 par value, 25,000,000 shares authorized,
3,747,447 shares issued and outstanding, net as of July 31, 2014	4	-
Additional paid-in capital	225,937	208,702
Accumulated other comprehensive loss	(55)	(51)
Accumulated deficit	(224,462)	(216,578)

Total stockholders' equity (deficit)	1,439	(7,915)

Total liabilities and stockholders' equity	$10,536	$12,390

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2014	2013	2014	2013

Revenue:
Product	$600	$1,239	$2,925	$4,203
IP license, royalty and other	1,487	1,555	5,581	4,879

Total revenue	2,087	2,794	8,506	9,082

Cost of revenue:
Product	138	189	578	569
IP license, royalty and other	296	511	934	1,887

Total cost of revenue	434	700	1,512	2,456

Gross profit	1,653	2,094	6,994	6,626

Operating expenses:
Sales and marketing	872	1,771	2,842	5,640
Research and development	1,351	2,203	4,399	8,050
General and administrative	1,146	1,732	3,664	3,513

Total operating expenses	3,369	5,706	10,905	17,203

Loss from operations	(1,716)	(3,612)	(3,911)	(10,577)

Gain on settlement	-	-	1,050	-

Loss before other expenses	(1,716)	(3,612)	(2,861)	(10,577)

Other expense:
Interest expense	(184)	(53)	(662)	(187)
Amortization of debt discount and issuance costs	(301)	(16)	(967)	(16)
Change in value of derivative liability	-	771	(2,765)	771
Other expense	-	-	(17)	4

Net loss	$(2,201)	$(2,910)	$(7,272)	$(10,005)

Dividends attributable to preferred stock	$(152)	$(1,146)	$(400)	$(2,010)
Net loss available to common stockholders, basic and diluted	$(2,353)	$(4,056)	$(7,672)	$(12,015)
Net loss per share available to common stockholders,
basic and diluted	$(0.16)	$(0.34)	$(0.56)	$(1.01)

Weighted average number of common shares
outstanding, basic and diluted	15,165,629	11,881,928	13,705,434	11,845,796

CROSSROADS SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended
	July 31,
	2014	2013

Cash flows from operating activities:
Net loss	$(7,272)	$(10,005)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	517	617
Non cash interest paid on conversion to preferred stock	-	55
Loss (gain) on change in value of derivative liability	2,765	(771)
Amortization of debt discount	967	16
Gain on disposal of property and equipment	(15)	-
Stock-based compensation	1,312	848
Provision for doubtful accounts receivable	10	(2)
Changes in assets and liabilities:
Accounts receivable	286	443
Inventory	17	87
Prepaid expenses and other assets	96	(617)
Accounts payable	(252)	(415)
Accrued expenses	(950)	(411)
Deferred revenue	37	116
Net cash used in operating activities	(2,482)	(10,039)
Cash flows from investing activities:
Purchase of property and equipment	(71)	(334)
Proceeds from sale of property and equipment	18	-
Net cash used in investing activities	(53)	(334)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	5,461	68
Proceeds from issuance of preferred stock, net of expenses	-	7,332
Proceeds from issuance of bridge loan	-	550
Proceeds from issuance of debt	-	9,716
Repayment of debt	(3,633)	(4,318)
Net cash provided by financing activities	1,828	13,348

Effect of foreign exchange rate on cash and cash equivalents	(8)	1
Change in cash and cash equivalents	(715)	2,976
Cash and cash equivalents, beginning of period	7,795	6,895
Cash, cash equivalents, and restricted cash end of period	$7,080	$9,871

Supplemental disclosure of cash flow information:

Cash paid for interest	$676	$113
Cash paid for income taxes	$2	$3

Supplemental disclosure of non cash financing activities:
Conversion of promissory note to preferred stock	$-	$605
Conversion of preferred stock to common stock	$729	$-
Beneficial conversion associated with preferred stock	$-	$1,090
Common stock dividends issued to preferred shareholders	$612	$106
Issuance of common stock warrants	$-	$1,543
Conversion of derivative liability to equity	$3,537	$-
Discount associated with long term debt	$-	$1,375